SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2004

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RARE Hospitality International, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	0-19924	58-1498312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8215 Roswell Rd, Bldg. 600, Atlanta, GA 30350
(Addresses of Principal Executive Offices, including Zip Code)

(770) 399-9595
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.06. Material Impairments

On December 8, 2004, RARE Hospitality International, Inc. (the “Company”) concluded that a non-cash impairment charge would be recorded in the quarter ending December 26, 2004, in the amount of approximately $2.7 million ($1.8 million, or $0.05 per share after tax) for two LongHorn Steakhouse restaurants and one Bugaboo Creek Steak House, located in three separate markets.

During the annual earnings and cash flow budgeting process, the Company determined that a partial impairment charge might be required under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. While none of the Company’s restaurants are expected to generate negative cash flow, three of the restaurant location’s future cash flows are not expected to exceed the restaurant’s carrying value. The impairment charge of approximately $2.7 million represents the sum of the differences between the estimated fair value, using discounted estimated future cash flows, and the carrying value of each of these restaurants.

The conclusion that an impairment charge would be required was reached upon finalization of the Company’s budgeting process and discussions with the Audit Committee of the Company’s Board of Directors. This impairment will not result in the closure of any restaurant or additional cash expenditure by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RARE Hospitality International, Inc. By: ________________________________ Name: W. Douglas Benn Title: Executive Vice President, Finance and Chief Financial Officer Date: December 13, 2004